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                                                                 EXHIBIT 10.3

                            EMPLOYMENT AGREEMENT


THIS EMPLOYMENT AGREEMENT is made and entered into effective the 1st day of January, 1996, by and between COMPUTER PRODUCTS & SERVICES, INC., a corporation organized under the laws of the Commonwealth of Virginia (hereinafter referred to as "EMPLOYER"), and EDWARD G. NEWMAN (hereinafter referred to as "EMPLOYEE").

                                INTRODUCTION

A. EMPLOYER is engaged in the business of developing, manufacturing and marketing computer products including hardware, software and services.

B. EMPLOYEE has served as the President and Chief Executive Officer of EMPLOYER since 1992.

C. EMPLOYER believes it essential to obtain during the term of this Agreement the ongoing services of EMPLOYEE and EMPLOYEE has agreed to continue his employment services during the term of this Agreement for the benefit of the EMPLOYER.

D. By entering into the Agreement hereinafter set forth, the parties hereto desire to memorialize their full agreement with respect to the terms and conditions of the management services to be provided by EMPLOYEE.

                                  AGREEMENT

NOW, THEREFORE, for good and lawful consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Employment. EMPLOYER hereby employs EMPLOYEE and EMPLOYEE hereby accepts such employment, to serve as and in the capacity of President and Chief Executive Officer of EMPLOYER upon and subject to the terms and conditions set forth herein.

2.   Term. The term of EMPLOYEE's engagement shall be for a period of three
     (3) years from the date hereof commencing January 1, 1996 and terminating December 31, 1998, unless sooner terminated in the manner provided herein. The term of this Agreement and of the employment of EMPLOYEE hereunder shall be automatically renewed for an additional three (3)-year period on terms no less favorable to EMPLOYEE than those set forth in this Agreement, unless either party gives the other party written notice of termination of this Agreement at least sixty (60) days prior to the termination of the initial term of this Agreement.

3. During the term of this Agreement, EMPLOYEE, shall devote his best efforts, time, attention and energy to the business and affairs of EMPLOYER. When he is acting as President and Chief Executive Officer, EMPLOYEE shall perform all duties normally and properly incident to the office or positions held by him and such further duties as may from time to time be assigned to him by the Board of Directors of EMPLOYER. During the term of this Agreement, EMPLOYEE shall not engage, directly or indirectly, in any activities competitive with any business which is now or which

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     hereafter may be conducted by EMPLOYER. It is expressly agreed that EMPLOYEE's position with Tech International of Virginia, Inc. does not violate the terms of this Agreement.

4.   Consideration.

     a. The sum of One Hundred Fifty Thousand Dollars ($l50,000) annually commencing January 1, 1996 and continuing thereafter until January 1, 1997 when the annual base compensation will be increased to One Hundred Ninety eight Thousand Dollars ($198,000) payable in accordance with EMPLOYER's customary payroll practice in effect for its officers. The annual base compensation hereunder shall be increased each year during the term of this Agreement by at least the U.S. Consumer Price Index plus two percent (2%).
     b. As additional consideration for EMPLOYEE's services, EMPLOYER agrees to pay EMPLOYEE an annual cash bonus in an amount equal to one and one half percent (1.5%) of EMPLOYER's pretax income for each calendar year. Pretax income, for purposes of the initial term of this Agreement, shall mean the consolidated income before taxes as presented in the EMPLOYER's audited financial statements for each fiscal year, increased by research and development expenses and payments required by this or other bonus or incentive plans including non-cash charges related to warrants, stock options and the like. For purposes of any additional term of this Agreement, pretax income shall mean the consolidated income before taxes as presented in EMPLOYER's audited financial statements for each fiscal year, increased by expenses related to this or other bonus or incentive plans, including non-cash charges related to warrants, stock options and the like. The total cash bonus paid hereunder will be supplemented by the grant of a fully vested option with a ten (10) year life to purchase shares of EMPLOYERS common stock at a price per share equal to the average equivalent sales price per share of EMPLOYER's common stock during the ninety (90) day period immediately preceding the effective date of this Agreement. The number of EMPLOYER's shares of common stock granted to EMPLOYEE as part of this option shall be determined by dividing the cash bonus earned by the EMPLOYEE by the per share stock option price. In this regard, in the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering or any other change in the corporate structure or shares of EMPLOYER, or any of its subsidiaries, the number and kind of shares subject to this bonus and the price thereof shall be proportionately adjusted so as to give EMPLOYEE the benefit of his agreement to receive the stock at the stock sales price as set forth above.


5. Expenses. EMPLOYER shall reimburse EMPLOYEE for all expenses reasonably and necessarily incurred by him in the performance of his duties hereunder consistent with EMPLOYER's policies covering expense reimbursement for senior executives of the EMPLOYER, as such policies may be modified from time to time.

6. Employment Benefits. During the term of this Agreement, EMPLOYEE shall receive and be entitled to participate in all benefits customarily offered to or conferred upon other executive officers and employees of EMPLOYER also agrees to obtain a term life insurance policy on the life of EMPLOYEE in the face amount of Two Million Dollars ($2,000,000) which is to be made payable to the beneficiary or beneficiaries designated by EMPLOYEE. EMPLOYER further agrees to pay all premiums on the policy during the term of the employment provided herein.

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7.   Termination of Employment. Upon the occurrence of any of the following events and expiration of the period, if any, specified, this Agreement and the employment of EMPLOYEE hereunder shall terminate:

     a.   Death of EMPLOYEE.
     b.   By mutual agreement of EMPLOYER and EMPLOYEE.
     c. The failure of EMPLOYEE to cure a material default under this Agreement within thirty (30) days after receiving written notice of default from EMPLOYER.
     d. The "disability" of EMPLOYEE. The term "disability" as used herein, shall mean the inability or failure of EMPLOYEE, by reason of any medically demonstrable physical or mental condition, to perform his duties hereunder. The disability of EMPLOYEE shall be deemed to have occurred if; (1) the issuer of any disability income policy insuring EMPLOYEE shall have determined that EMPLOYEE is disabled, whether partially or totally, within the meaning of the provisions of such policy; (2) EMPLOYEE shall be absent from work for a period of one hundred twenty (120) consecutive business days all of which in the aggregate shall be of more than one hundred fifty (150) business days for any reason without the written consent of EMPLOYER, and
          (3) EMPLOYER shall have received written opinions from two duly licensed physicians that EMPLOYEE, by reason of any medically demonstrable physical or mental condition, is unable to perform his duties hereunder and will continue to be unable to perform his duties for the foreseeable future or that the continued performance of his duties will endanger his life.

8. Change in Control. Should a change in control of the EMPLOYER take place, this Agreement shall remain binding on EMPLOYER or its successor in interest. A "Change in Control" of EMPLOYER for purposes of this Agreement shall mean someone other than EMPLOYEE serving as EMPLOYER's Chairman of the Board of Directors, President or Chief Executive Officer. However, in the event of a change in control, EMPLOYEE in his sole discretion, shall have the right to terminate this Agreement and shall be entitled to severance pay equal to the greater of the amount received by EMPLOYEE during the previous two (2) calendar years of the term of this Agreement, pursuant to Section 4 above, or two (2) times the compensation due to EMPLOYEE pursuant to Section 4, above, at the end of the then-current fiscal year.

9. Notices. All notices, requests and other communications hereunder shall be in writing and shall be deemed to have been given only if mailed, certified return receipt requested, or if sent by Federal Express or other well recognized private courier ("Courier") or if personally delivered to, or if sent by fax with the original thereof sent by Courier to:

        If to EMPLOYER at:      Computer Products & Services, Inc.
                                12701 Fair Lakes Circle,
                                Suite 550
                                Fairfax, VA 22033
                                Fax:(703) 631-7070

        If to EMPLOYEE at:      9541 Fostern Lane
                                Manassas,VA 22111

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     All notices, requests and other communications shall be deemed received on the date of acknowledgment or other evidence of actual receipt in the ease of certified mail, Courier delivery or personal delivery or, in the case of fax delivery, upon the date of fax receipt provided that the original is delivered within two (2) business days. Any party hereto may designate different or additional parties for the receipt of notice, pursuant to notice given in accordance with the foregoing.

10. Attorneys' Fees. In the event of default hereunder, the defaulting party shall be liable to the non-defaulting party for all expenses and costs incurred by the non-defaulting party in protecting or enforcing its right hereunder including but not limited to reasonable attorneys' fees and costs.

11. Subject Headings. The subject headings of the paragraphs of this Agreement are included solely for the purposes of convenience and reference only, and shall not be deemed to explain, modify, limit, amplify or aid the meaning, construction or interpretation of any of the provisions of this Agreement.

12. Amendments. No supplement, modification or amendment of this Agreement shall be binding or enforceable unless executed in writing by the parties hereto.

13. Entire Agreement and Waiver. This Agreement contains the entire agreement between the parties hereto concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, arrangements, negotiations and understandings between the parties hereto relating to the subject matter hereof. There are no other understandings, statements, promises or inducements, oral or otherwise, contrary to the terms of this Agreement. No representations, warranties, covenants or conditions, express or implied, whether by statute or otherwise, other than as set forth herein, have been made by any party hereto. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or shall constitute, a waiver of any other provision hereof, whether or not similar, nor shall such waiver constitute a continuing waiver, and no waiver shall be binding unless executed in writing by the party making the waiver.

14. Parties In Interest. Nothing in this Agreement, whether express or implied, is intended to confer upon any person other than the parties hereto and their respective heirs, representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

15. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, representatives, successors and permitted assigns.

16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17. Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with and shall be subject to the laws of the Commonwealth of Virginia.


18. Further Documents. Each party agrees to execute and deliver, at any time and from time to time, upon the request of the other parry, such further instruments or documents as may be necessary or

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     appropriate to carry out the provisions contained herein, and to take such other action as the party may reasonably request to effectuate the provisions of this Agreement.

19. Severability. Should any part, term or provision of this Agreement be declared by a court of competent jurisdiction to be invalid, void or unenforceable at law or in equity, it is the express intention of the parties hereto that such part, term or provision shall be construed in such manner as to provide for the enforcement thereof to the maximum extent and in the broadest scope permitted under law and all remaining parts, terms and provisions hereof shall remain in full force and effect and shall in no way be invalidated, impaired or affected thereby.

20. Interpretations and Definitions. The parties agree that each party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this agreement

21. Miscellaneous. Time is hereby declared to be of the essence of each provision of this Agreement. This Agreement sets forth the entire understanding between the parties hereto with respect to all matters referred to herein and the provisions hereof may not be changed, modified or supplemented either wholly or in part except by written instrument signed by each of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date set forth at the beginning.


     EMPLOYER:      COMPUTER PRODUCTS & SERVICES, INC.,
                    a Virginia Corporation



                    By:
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     EMPLOYEE:
                    --------------------------------------------------------
                    EDWARD G. NEWMAN






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